Exhibit 2.2

AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This AMENDMENT TO PURCHASE AND SALE AGREEMENT, dated as of February 15, 2007 (this “Amendment”), by and between No. 5 Times Square Development LLC, a Delaware limited liability company, having an office at c/o Boston Properties Limited Partnership, 599 Lexington Avenue, New York, New York 10022 (“Seller”) and AVR Crossroads, LLC, a Delaware limited liability company, having an address at c/o One Executive Boulevard, Yonkers, New York 10701 (“Purchaser”).

WHEREAS, Purchaser and Seller entered into that certain Purchase and Sale Agreement, dated as of November 17, 2006 (the “Agreement”); and

WHEREAS, Purchaser and Seller have agreed to amend certain terms of the Agreement as set forth herein.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) paid in hand, the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment and not defined herein shall have the meaning provided in the Agreement.

2. Amendments.

a) The first sentence of Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“ The purchase price for the Property shall be ONE BILLION ONE HUNDRED NINETY-NINE MILLION FIVE HUNDRED THIRTEEN THOUSAND TWO HUNDRED NINE AND 43/100 DOLLARS ($1,199,513,209.43) (the “Purchase Price”).”

3. Miscellaneous.

a) Full Force and Effect. Except as amended by this Amendment, the Agreement shall continue to remain in full force and effect.

b) Headings. Each of the captions contained in this Amendment are for the convenience of reference only and shall not define or limit the provisions hereof.

c) Governing Law. This Amendment shall be governed by the laws of the State of New York, without regard to choice of law rules.

d) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one binding agreement.

e) Severability. The provisions of this Amendment are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceablity shall affect only such clause or provision, or part thereof, and not any other clause or provision of this Amendment.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

SELLER:

NO. 5 TIMES SQUARE DEVELOPMENT LLC, a Delaware limited partnership

By:	Boston Properties Limited Partnership,
a Delaware limited partnership

	By:	Boston Properties, Inc.,
its general partner

	By:	/s/ Matthew W. Mayer
	Name:	Matthew W. Mayer
	Title:	Senior Vice President

PURCHASER:

AVR CROSSROADS, LLC, a Delaware limited liability company

By:	/s/ Allan V. Rose
Name:	Allan V. Rose
Title:	President